Exhibit 16.1

March 19, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the statements under Item 4.01 of the Company’s Current Report on Form 8-K for the event that occurred on March 13, 2026, to be filed by our former client, InfuSystem Holdings, Inc. We agree with the statements made therein insofar as they relate to Deloitte & Touche LLP.

Very truly yours,

/s/ Deloitte & Touche LLP